Exhibit 99.B(p)(20)

I CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

EAM Investors, LLC and EAM Global Investors, LLC (collectively “EAM”) are investment advisers registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940. EAM Global Investors, LLC under common control and shares the same office location with EAM Investors LLC.

EAM provides investment management and supervisory services on a discretionary basis and currently offers six different investment styles, which are:

Small Cap Growth -seeks capital appreciation by investing in companies that correspond to the market values within the range of the Russell 2000 Growth Index.

Micro Cap Growth -seeks capital appreciation by investing in companies that correspond to the market values within the range of the Russell Micro Cap Growth Index.

Ultra Micro Cap Growth -seeks capital appreciation by investing in companies whose market values correspond to the bottom half of the Russell Micro Cap Growth Index.

International Small Cap Equity -seeks capital appreciation by investing in companies that correspond to the market values within the range of the Russell Global Ex-US Small Cap Growth Index.

International Micro Cap Equity -seeks capital appreciation by investing in companies that correspond to the market values within the range of the Russell Global Ex-US Small Cap Growth Index.

Emerging Markets Small Cap Equity -seeks capital appreciation by investing in companies whose market values correspond to the bottom half of the Russell Emerging Markets Small Cap Growth Index.

Pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 (the “Adviser’s Act”), an investment adviser is required to establish, maintain and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

Scope of Policy

EAM has adopted the following Code of Ethics and Standard of Business Conduct (“the Code”). EAM will provide to Supervised Persons a copy of the Code and any amendments to the Code. Supervised Persons of EAM will be required to acknowledge, in writing, receipt of a copy of the Code and any amendments thereto.

EAM’s Supervised Persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to EAM’s supervision and control.

Derek Gaertner is the Chief Compliance Officer (“CCO”) for EAM. The CCO is responsible for the administration of EAM’s compliance program. Any questions regarding the Code should be addressed with the CCO.

The Code requires Supervised Persons to report or disclose to and seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from Senior Vice President and Portfolio Manager, Montie L. Weisenberger.

Code of Ethics

EAM is an investment adviser and as such is a fiduciary that owes its clients a duty of undivided loyalty. Supervised persons of EAM will:

1.         Act for the benefit of their clients, and place their client’s interests before their own;

2.         Exercise independence in making investment decisions for clients;

3.         Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of their position of trust and responsibility;

4.         Safeguard and keep confidential nonpublic personal information of clients; and

5.         Comply with applicable federal securities laws.

Code of Business Conduct

In reflection of the Code, EAM adopts the following standards of business conduct.

Compliance with Securities Laws & Rules

Supervised Persons will comply with all applicable federal securities laws. Furthermore, Supervised Persons will not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Conflicts of Interest

Supervised Persons will make best efforts in identifying actual and potential conflicts of interest. Supervised Persons will seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm or its clients. Where potential conflicts cannot be eliminated, Supervised Persons will fully disclose those to EAM, and EAM will fully disclose material facts concerning that conflict to the client(s). EAM considers a “conflict of interest” to be any situation in which the Supervised Persons’ own interests could interfere with the Supervised Persons’ responsibilities as a representative of EAM. EAM expects Supervised Persons to report a potential conflict of interest to the CCO.

Outside Business Activities

Supervised Persons have a duty of loyalty to the firm and his or her efforts should be devoted to the firm’s business. EAM encourages Supervised Persons’ participation in outside business activities that enhance the professionalism of its Supervised Persons and the reputation of the firm, and that are civic, charitable, and professional in nature. Simultaneously, EAM recognizes that outside business activities may raise conflicts of interest. Supervised Persons must disclose, at the time they become a Supervised Person of EAM and upon any change thereafter, all outside business activities. Supervised Persons may not engage in any outside business without first receiving prior approval for the activity from the CCO. This pre-approval must be sought in writing with a clear description of the activities to be performed and any compensation to be received. Decisions by the CCO will be included in the Supervised Person’s personnel file.

Outside business activities requiring disclosure include, but are not limited to:

1.              Being employed by or compensated by any other entity;

2.              Being active in any other business, including part-time, evening, or weekend employment;

3.              Being active in any civic or charitable organization;

4.              Serving as an officer, director or partner in any other entity;

5.              Owning an interest in any non-publicly traded company or other private, non-real property investment; or

6.              Acting as a trustee for client accounts.

Supervised Persons will also comply with the requirements regarding disclosure of conflicts of interest imposed by law and by rules or organizations governing their activities and will comply with any prohibitions on their activities if conflicts of interest exist.

Maintenance of Independence and Objectivity

Supervised Persons will use particular care and good judgment to achieve and maintain independence and objectivity in the performance of their roles and responsibilities. Supervised Persons will avoid giving or receiving any gift, donation, benefit, service or other favor that might affect, or be seen to potentially affect, the performance of their roles and responsibilities, or which might compromise the credibility of EAM.

Political Contributions, Gifts and Entertainment

EAM recognizes the potential conflicts of interest when the firm and/or its Supervised Persons make political contributions or give and/or receive gifts (for the purpose of this Code “gifts” include but are not limited to any type of merchandise, prizes, travel expenses, meals and certain types of entertainment) or other items of value to/from any person or entity that does business with or on behalf of EAM. Therefore, EAM has adopted the following policies and procedures regarding political contributions and giving and/or receiving gifts:

Political Contributions

Covered Associates are prohibited from making any direct or indirect (e.g. through another person, firm, family member, or political action committee) political contribution, either personally or on behalf of EAM, to any political party, elected official or candidate with the intention of obtaining or maintaining any business for EAM. Any political contribution made by a Covered Associate in excess of $150 per calendar year per elected official or candidate, state or local political party, or political action committee must be pre-approved by the CCO. See the Political Contributions policy in the P&P for complete policies and procedures with respect to political contributions.

Giving Gifts

Supervised Persons will not give a gift to any client, potential client, vendor, potential vendor or anyone else that does business or seeks to do business with the firm that is worth more than $250.00, without receiving prior written approval from the CCO. All gifts given over $100.00 must be reported to the CCO.

Receiving Gifts

Supervised Persons will not accept any gift or other item from any client, potential client, vendor, potential vendor or anyone else that does business with or seeks to do business with the firm that is worth more than $250.00 in value, without written approval from the CCO. All gifts received over $100.00 must be reported to the CCO.

Cash and/or gift cards will never be offered or accepted, regardless of the amount. The CCO will maintain a log of gifts given and gifts received.

Personal Securities Holdings and Transactions

Supervised Persons, who are Access Persons, as that term is defined below, will disclose to EAM their holdings and transactions in securities or other investments for which they are a beneficial owner, as defined below, and as per the instructions in the firm’s policies and procedures.

Furthermore, Supervised Persons, who are Access Persons, will obtain written pre-approval for certain personal investments in accordance with the firm’s policies and procedures.

Definition of Access Person

An access person is defined as any Supervised Person:

1.              Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

2.              Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For the purposes of this Code, EAM considers all its employees to be Access Persons.

Beneficial Owner

For purposes of the Code, an individual is a “beneficial owner” if the individual, directly or indirectly, has:

1.              a direct or indirect pecuniary interest in the securities;

2.              The power to vote or direct the voting of the shares of the securities or investments;

3.              The power to dispose or direct the disposition of the security or investment.

The above definition applies to securities held in accounts of the Supervised Person and/or the Supervised Person’s immediate family members living in the same household.

Supervision

Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others will exercise reasonable supervision over those subject to their supervision or authority in order to prevent any violations of applicable statutes, regulations, or provisions of the Code. In so doing, Supervised Persons may rely on procedures established by EAM that are reasonably designed to prevent and detect such violations.

Preserving Confidentiality

EAM has implemented policies and procedures, with are outlined in the firm’s policies and procedures manual, to limit the sharing of and access to nonpublic personal information regarding the firm’s clients to EAM personnel who need that information to provide services to those clients.

Supervised Persons will at all times preserve the confidentiality of information communicated by clients, unless they receive information concerning illegal activities on the part of the client. If that happens, the Supervised Person should give the information directly to the CCO for further action.

Insider Information

No Supervised Person, while in the possession of material nonpublic information about a company, will for his/her portfolio or for the portfolios of others buy or sell the securities of that company until that information becomes publicly disseminated and the market has had an opportunity to react.

No Supervised Person will communicate or “tip” material nonpublic information about a company to any person except for lawful purposes.

Supervised Persons will adhere to the firm’s policies and procedures regarding insider information as outlined in the firm’s compliance manual. Any improper trading or other misuse of material nonpublic information by any Supervised Person may be grounds for immediate dismissal.

Portfolio Investment Recommendations and Actions

Supervised Persons will deal fairly and objectively with clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action.

Priority of Transactions

Transactions for clients will have priority over transactions in securities or other investments of which EAM or any Supervised Persons is the beneficial owner so that such personal or proprietary transactions do not operate adversely to their clients’ interests.

Prohibition against Misrepresentation

Supervised Persons will not make statements, orally or in writing, that misrepresent:

1.     The services that they or the firm is capable of performing;

2.     Their qualifications or the qualifications of the firm; or

3.     The individual’s academic or professional credentials.

Supervised Persons will not make or imply, orally or in writing, any assurances or guarantees regarding any investment, except to communicate accurate information regarding the terms of the investment instrument and the issuer’s obligations under the instrument.

Reporting Violations

Supervised Persons must promptly report any violation or suspected violation of the Code or of any securities laws, or rules to the CCO. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith.

All reports will be promptly investigated and, if deemed necessary, appropriate action will be taken. The CCO will be responsible for leading any investigations and reporting violations and investigative findings to the appropriate supervisor and senior management. EAM senior management may utilize any or all of the sanctions described below.

Sanctions/Disciplinary Policy

EAM senior management may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm’s written compliance policies and procedures.

1.   Letter of Caution

2.   Admonishment

3.   Fine, disgorgement

4.   Suspension

5.   Termination

6.   Report Violation to Regulatory Authorities

Trading

EAM policy, as a fiduciary to its clients, is to always place the interest of its clients first and foremost; to have fair trading practices and to seek to disclose actual or potential conflicts of interest or resolve such conflicts.

Affiliated Broker-Dealer

CR Financial Holdings, Inc. owns a forty-nine percent (44%) passive interest in EAM. CR Financial Holdings, Inc. owns 100% of Roth Capital Partners, LLC (“Roth”), a registered broker-dealer and member of FINRA and the Security Investor Protection Corporation (SIPC). As such, Roth is considered a related person of EAM. EAM has adopted policies and procedures, as outlined in various sections below, to address the conflicts of interest arising out of affiliation.

Insider Trading

EAM has adopted the following policies and procedures to reasonably prevent the misuse of material nonpublic information. All Supervised Persons of EAM are required to adhere to the firm’s policy.

Summary

Pursuant to Section 204A the Advisers Act, registered investment advisers are required to maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the adviser or any person associated with the adviser.

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities. Violations of the prohibitions against “insider trading” are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company’s securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the Commission, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through the use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

Insider

The term “insider” includes both traditional insiders and temporary insiders. A traditional insider is generally any officer, director, partner, manager, or employee, of a company who obtains material nonpublic information about that company by virtue of his/her position or relationship with the company. A traditional insider trading on inside information breaches a duty of trust and confidence to the shareholders of his corporation. A temporary insider is any person who receives

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material nonpublic information about a company in the course of performing services for the company. Temporary insiders may include, but are not limited to accountants, lawyers, consultants, underwriters, or the immediate family members of traditional insiders. A temporary insider trading on inside information breaches a duty of loyalty and confidentiality to the person who shared the confidential information with him. An insider who becomes aware of and uses or discloses material nonpublic information about a company obtained as the result of his/her relationship with another company may be deemed to have misappropriated such information.

Material

The term “material information” is generally defined as information that a reasonable investor would consider important in making their investment decision with respect to a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Material information may include, but is not limited to: dividend changes, earnings estimates, changes in previously release earnings estimates, significant new products or discoveries, significant mergers or tender offer proposals or agreements, developments regarding major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, or similar major developments.

Nonpublic

Information is to be considered “nonpublic” until it has been effectively disseminated to the marketplace for a sufficient period of time to be reflected in the security’s price. Information remains non-public until it has been publicly disclosed, meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a filing with the Commission, or by appearance in publications of general circulation.

Policy Statement

EAM’s policy prohibits any Supervised Person who is in possession of material nonpublic information about a company, or about the market for that company’s securities, to purchase or sell or cause another person to trade in those securities until the information becomes public and the market has had time to react to it. Any Supervised Person having doubts regarding the propriety of a proposed securities transaction should seek advice from the CCO, who has been designated by EAM to handle such matters.

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Disclosure of Material Nonpublic Information

No Supervised Person of EAM may disclose material nonpublic information about a company or the market for that company’s securities to any person except to the extent necessary to carry out the legitimate business obligation of EAM or in circumstances in which the information is likely to be used for unlawful trading.

Procedures

1. Every supervised person is required to obtain written approval from the CCO prior to engaging in any outside business activities.

2. Every supervised person will disclose to the CCO any other activities they engage in that may reasonably cause them to have access to inside information.

3. If necessary, the CCO will develop and maintain “restricted lists” and “watch lists” which identify the securities that may not be traded in client, employee and proprietary accounts without prior approval from the CCO.

4. Every Supervised Person, before trading or making investment recommendations, for themselves or others, in the securities of a company about which the Supervised Person may have potential insider information, shall consider whether the information is material and nonpublic. If after consideration, the information is material and nonpublic, or the Supervised Person is unable to determine whether the information is material and nonpublic, the Supervised Person must do the following:

a.              report the matter immediately to the CCO;

b.              not purchase, sell or recommend securities on behalf of him/herself or others, including accounts managed by EAM;

c.               not communicate the information inside or outside EAM other than to the CCO or senior management.

After the CCO has reviewed the matter, the Supervised Person will be instructed as to the proper course of action to take.

5. EAM will distribute to its Supervised Persons at time of hire, and at least annually thereafter, the firm’s insider trading policy, by providing these P&P. Every Supervised Person will be required to certify, by completing a compliance certification, that they have received, read, understood, and will comply with the firm’s policies.

6. EAM will periodically review and update as necessary EAM’s insider trading policies to reflect regulatory, business, or industry changes.

7. EAM’s CCO will review Access Person’s holdings and transaction reports (as defined below) for potential violations of the policy.

8. EAM’s CCO or designee will perform quarterly, targeted reviews as described:

a.              EAM will maintain a calendar of meetings with representatives of public companies

b.              The CCO quarterly select a sample of such companies securities to perform a review of the trading activity

c.               The CCO will sample electronic mail and other communications if available for references to the public companies selected

Questions about EAM’s Insider Trading Policy

While compliance with the law and with EAM’s policies and procedures described in this manual

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is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to the CCO, who has been designated by EAM to respond to such questions.

Violations

Violations of EAM’s policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal.

Personal Trading

EAM’s policy permits Access Persons to maintain personal securities accounts provided that investing by Access Persons is consistent with EAM’s fiduciary duty to its clients and consistent with regulatory requirements.

Personal securities transactions must never adversely affect clients. EAM will monitor trading activity of its Access Persons to confirm that the interests of clients come first, and that the trading activity complies with applicable securities laws. All securities transactions and holdings in any account of an Access Person or their immediate family members living in the same household, which the Access Person has control of and/or is a beneficial owner of, are subject to review by EAM.

Definition of Access Person

An Access Person is defined as any Supervised Person:

1.              Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

2.              Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

For the purposes of this P&P, EAM considers all its officers and employees to be Access Persons.

Current Access Persons

See Appendix A for a list of current Access Persons.

Personal Securities Transactions Policy

Access Persons may have personal accounts that are managed by EAM in the same styles as EAM manages for clients. However, neither EAM nor any of EAM’s Access Persons may effect in any non-managed account for himself or herself, or for his or her immediate family (i.e., spouse, minor children, and adults living in the same household as the Access Person), or for any trust accounts for which the Access Person serves as a trustee or in which the Access Person has a beneficial interest (collectively “Covered Persons”), any transactions in a security which is being

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actively purchased or sold, or is being considered for purchase or sale, on behalf of any of EAM’s clients.

Access Persons are limited to trading within non-managed accounts: mutual funds, exchange traded funds (ETFs), fixed income securities, individual equities that have a market capitalization of $10 billion or greater at the time of purchase, direct obligations of the government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

Access Persons must also follow the requirements under pre-clearance of trades and black out and holding periods, if applicable, before placing a trade.

Reportable Funds

EAM serves as a sub-adviser to a number of registered investment companies (mutual funds). In addition an EAM affiliate also sub-advises to registered investment companies. Rule 204A-1 of the Investment Adviser Act of 1940 requires reporting by access persons of transactions in and holdings of “reportable funds.” According to the rule, “reportable funds” mean:

i.                  Any fund for which you serve as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or

ii.               Any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

EAM will circulate at least annually a list of reportable funds to all access persons. Access persons are required to report transactions and holdings in reportable funds in the Personal Security Transaction Reports and Personal Holdings Reports.

Prohibited Transactions

At no time may EAM or any Access Person purchase for their own account or for any account in which EAM or Access Persons has a beneficial interest securities where Roth is a manager, comanager, underwriter or any part of the syndicate that is offering the securities to the public (e.g. initial public offerings (IPOs) and secondary offerings).

Pre-Clearance of Trades

Access Persons are required to obtain written approval from the COO prior to effecting, for himself or herself, for his or her immediate family (i.e. spouse, minor children, and adults living in the same household as the Access Person), for trusts for which the Access Person serves as a trustee or in an account which the Access Person has a beneficial interest (collectively “Covered Persons”), any transactions in securities:

1.              which is on a “restricted” list, if maintained;

2.              which is a private placement;

3.              which is a limited offering; or

4.              which is an initial public offering.

Access Persons desiring to trade a security requiring pre-clearance, should submit a Pre-Approval for Securities Transaction Form (See Appendix E) to the CCO for written approval.

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Blackout Periods

No Access Person shall execute a securities transaction on a day during which any client has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn.

No portfolio manager of a client account(s) shall buy or sell a security within at least seven (7) calendars days before and after the client account(s) trades in that security.

Ban on Short-Term Trading Profits

Access Persons are expected to refrain from trading for short term profits. Day Trading (buying and selling in the same security on the same business day) of any Security is strictly prohibited.

If an Access Person owns stock that becomes a holding for a client account at some point in the future, the Access Person is subject to a 60 day holding period restriction effective the day the stock becomes a holding for a client account.

Exceptions to the Personal Trading Policies

The foregoing prohibited transactions, pre-clearance, ban on short-term trading profits policies and procedures are not applicable to transactions (a) effected in any account over which neither EAM nor any Access Person of EAM has any direct or indirect influence or control; (b) with respect to securities effected pursuant to an automatic investment plan; (c) in securities that are: direct obligations of the government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; shares issued by money market funds; shares issued by non-affiliated registered open-end investment companies (not including exchange trade funds (ETFs) and funds advised or sub-advised by EAM), or shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds.

Under certain limited circumstances, exceptions may be made by the CCO to the policies stated above. The CCO will maintain records of these trades, including the reasons for any exceptions.

Violations of the Personal Trading Policies

Upon discovering a violation of the personal trading policies, EAM may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension, or termination of the employment of the violator.

Personal Accounts

To assist in the monitoring of employee trading, EAM requests Access Persons who maintain personal accounts and accounts for which the Access Person has a beneficial interest, to ensure duplicate statements of such accounts are forwarded directly from the brokerage firm to the CCO on a monthly or quarterly basis. The CCO will periodically review the trading activity and for potential conflicts of interest or violation of the Code of Ethics holdings afforded by these downloads.

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Personal Security Holdings and Transaction Records

Personal Holdings Reports

Access Persons must, within ten (10) days of becoming an Access Person and at least annually thereafter, report to the CCO their personal securities holdings on the firm’s Holdings Report (See Appendix F). Each Holdings Report must contain, at a minimum, the following information:

1.              The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

2.              The date the Access Person submits the report.

In addition, the Access Person will ensure that the CCO either has access to direct downloads of positions of all brokerage accounts or receives duplicate brokerage statements including a complete reporting of transaction activity, on at least a quarterly basis; from each broker-dealer that maintains an account for which the Access Person has a beneficial interest. The required information must be current as of a date not more than 45 days prior to the employee becoming an Access Person (for initial reports) or the date the report is submitted (for annual reports).The CCO or his designee will conduct a periodic review of the holdings reports and brokerage statements for potential conflicts of interest or violation of the Code of Ethics.

Personal Security Transaction Reports

Access Persons must report all personal securities transactions on a quarterly basis. It is the responsibility of the Access Persons to provide a signed Securities Transaction Report (See Appendix G) to the CCO no later than 30 days after the end of each calendar quarter.

In addition, the Access Person will ensure that the CCO either has access to direct downloads of positions of all brokerage accounts or receives duplicate brokerage statements including a complete reporting of transaction activity (in each case which will include all of the information required by Rule 17j-1(d)(1)(ii)), on at least a quarterly basis; from each broker-dealer that maintains an account for which the Access Person has a beneficial interest

The CCO or his designee will review the personal transaction activity for violations of insider trading, front-running, pre-clearance of trades as described above and other potentially abusive practices.

Record Keeping Pursuant to Rule 17j-1

EAM will comply with the record keeping requirments in Rule 17j-1(f) under the Investment Company Act of 1940, as amended.

Allocation of Investment Opportunities and Limited Offerings

EAM will deal fairly and objectively with clients and prospects when disseminating investment recommendations, disseminating material changes in prior investment recommendations, and taking investment action; thereby not favoring one client over another. EAM will take particular

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care if ever allocating any private placements investments, such as: pre-IPOs, Direct Public Offerings, Limited Liability Partnerships, etc.

The portfolio manager(s) shall allocate investment opportunities among all accounts the portfolio manager(s) manages for which the security is suitable at the time of investment. If a security is sufficient in size to be allocated to all suitable accounts, then the portfolio manager shall, whenever possible, allocate the security to all suitable accounts on a pro-rata basis. When a pro-rata allocation is not feasible or not in the best interests of all clients, the portfolio manager(s) shall allocate to accounts alphabetically on a rotational basis. Once an account has received such an allocation, it may not receive another such allocation until all of EAM’s other clients’ accounts have received such an allocation. EAM reserves the right to make exceptions to this policy if it believes it is in the best interest of clients to do so. All exceptions must be in writing and copy given to the CCO.

Allocation of IPOs

EAM may, from time to time, when consistent with a client’s investment objectives and restrictions, purchase a security in an initial or secondary public offering (“IPO”) for certain client accounts. When this occurs it is EAM’s intention to allocate IPO shares among participating accounts in an equitable manner as not to give one client preference over another. Therefore, EAM will generally allocate IPO shares based on market capitalization of the IPO security in accordance with the objectives of each investment style offered by EAM. If EAM does not receive a full allocation, then the shares will be allocated to accounts on a pro-rata basis. However, if a pro-rata allocation would result in a de minimis number of shares being allocated to any one account, EAM will allocate to accounts alphabetically on a rotational basis. Currently, EAM defines de minimis as ten (10) shares. Once an account has received an IPO allocation, it may not receive another IPO allocation until all of EAM’s other clients’ accounts have received an IPO allocation. EAM reserves the right to make exceptions to this policy if it believes it is in the best interest of clients to do so. All exceptions must be in writing and a copy given to the CCO.

Aggregation of Orders, Trade Order Allocation

EAM’s policy permits the aggregation of orders for clients in the same securities for the purpose of obtaining best execution, negotiating more favorable commission rates, or allocating equitably among EAM’s clients differences in prices and commission or other transaction costs that might not have been obtained had such orders been placed independently.

Aggregation and Allocation

EAM may aggregate trades for itself or for its Supervised Persons with client trades, providing that the following conditions are met:

1.              EAM’s policies for the aggregation of transactions shall be fully disclosed in Form ADV and separately to EAM’s existing clients (if any) and the broker-dealer(s) through which such transactions will be placed;

2.              EAM will not aggregate transactions unless it believes that aggregation is consistent with its duty to seek best execution (which includes the duty to seek best price) for its clients

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and is consistent with the terms of EAM’s investment advisory agreement with each client for which trades are being aggregated;

3.              No advisory client will be favored over any other client; each client that participates in an aggregated order will participate at the average share price for all transactions of EAM in that security on a given business day, with all transaction costs shared on a pro rata basis;

4.              EAM will prepare, before entering an aggregated order, a written statement (the “Allocation Statement”) specifying the participating client accounts and how it intends to allocate the order among the various accounts;

5.              If the aggregated order is filled in its entirety, it will be allocated among clients in accordance with the Allocation Statement; if the order is partially filled, it will be allocated pro-rata base on the Allocation Statement.

6.              Notwithstanding the foregoing, the order may be allocated on a basis different from that specified in the Allocation Statement if all client accounts receive fair and equitable treatment and the reasons for different allocation is explained in writing and is approved by the CCO no later than one hour after the opening of the markets on the trading day following the day the order was executed;

7.              If an aggregated order is partially filled and allocated on a basis different from that specified in the Allocation Statement, no account that is benefited by such different allocation may effect any purchase or sale, for a reasonable period following the execution of the aggregated order, that would result in it receiving or selling more shares than the amount of shares it would have received or sold had the aggregated order been completely filled;

8.              EAM’s books and records will separately reflect, for each client account, the orders of which are aggregated, the securities held by, and bought and sold for that account;

9.              Funds and securities of clients whose orders are aggregated will be deposited with one or more banks or broker-dealers, and neither the clients’ cash nor their securities will be held collectively any longer than is necessary to settle the purchase or sale in question on a delivery versus payment basis; cash or securities held collectively for clients will be delivered out to the custodian bank or broker-dealer as soon as practicable following the settlement;

10.       EAM will receive no additional compensation or remuneration of any kind as a result of the proposed aggregation; and

11.       Individual investment advice and treatment will be accorded to each advisory client’s account.

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Principal Trading

EAM recognizes the potential for significant conflicts of interest when acting as a principal in client transactions. It is the policy of EAM not to engage in principal trading.

Cross Transactions

EAM recognizes the potential for significant conflicts of interest when acting as an agent in client transactions. It is EAM’s policy not to engage in agency cross trades.

However, if EAM feels it is in the best interest of certain clients, EAM may effect an internal cross transaction of securities between clients. EAM acknowledges its duty to seek best execution for its clients and acknowledges that the use of internal cross transactions may raise potential conflicts of interest under the antifraud provisions of the Investment Advisers Act of 1940, Section 206(3) and Section 206 (4). Therefore, internal cross transactions will only be considered when the need to liquidate securities results in an availability of securities that are appropriate for another account. EAM prohibits the need to purchase securities as the sole reason for identifying sale candidates nor does it allow the need to sell an issue as the sole reason for purchase of such by another client. If EAM does effect an internal cross transaction, EAM will not act either as principal or agent through a broker-dealer or otherwise receive commissions or any type of compensation for effecting internal cross transactions. EAM’s sole intent for doing an internal cross transaction will be to act in the best interest of each client in accordance with their respective investment objectives. Internal cross transactions will only be used when it is of conspicuous advantage to both accounts in the absence of appropriate and comparable alternatives. Prior to execution, EAM will request two-sided markets from at least two bona fide registered broker-dealers and will use the average of those prices obtained as the execution price. EAM requires written approval from the CCO prior to execution. The CCO will document each cross transaction including, but not limited to, the client accounts participation in the cross, the nature of the cross transaction, the pricing methodology used, and the rationale on which the transaction is based.

Mutual Fund Market Timing and Late Order Controls

EAM’s policy prohibits mutual fund market timing and the placing of trades after market close for same day NAV, or price. EAM will not engage in the market timing of mutual funds for itself or its clients. A portfolio manager may, for practical purposes, place trades after market close, but only for the next day’s NAV, or price.

Trade Process

EAM’s portfolio managers are responsible for the creation of trade tickets by loading the trade order into the OMS, and the traders are responsible for executing trades. The portfolio manager will exercise diligence in creating the trade order and will the review trade order for the following: (1) correct symbol, number of shares, and account(s); and (2) that the recommended trades do not violate client restrictions.

The traders will be responsible for executing the trader orders and will exercise diligence in ensuring the proper symbol, direction and number of shares is executed. The OMS will automatically create the delivery instructions to be uploaded into the Omgeo system. Additionally, portfolio managers will review trade fills as they are loaded into the OMS by the trader.

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Trade Errors

All trade errors will be brought to the attention of the CCO immediately upon discovery. In addition, the CCO will review a listing of all trades made during the week to look for any trade errors not reported. In the event of a trade error, errors will be corrected promptly and researched to determine the cause. Further, CCO, the Trader and related Portfolio Managers will attempt to identify ways to mitigate such errors from happening again. Ideally, when possible, trade errors will be moved to the broker-dealer’s trade error account, depending upon whether the broker-dealer was responsible for the error. In cases where EAM is responsible for the error, all losses will be paid by EAM and all gains will accrue to the client’s account. The CCO and the related Portfolio Managers will work to identify ways to mitigate such errors from happening again. In cases where the broker-dealer is responsible for the error, EAM will follow the procedures of the broker-dealer with respect to any gains or losses in the trade error account. The trade error and resolution will be documented on the Trade Error Report (see Appendix H), and the CCO will file the report in the firm’s designated trade error file and a copy in the respective client file.

Trade Error Definition

For purposes of this Policy, each of the following is considered a trading error:

1.              Purchase or sale of a wrong or an unintended number of securities;

2.              Purchase or sale of a wrong or an unintended security;

3.              Purchase or sale of securities for the wrong or an unintended account;

4.              Allocation of a wrong or an unintended number of securities that have settled;

5.              Allocation of securities to the wrong or an unintended account that have settled;

6.              Purchase or sale of securities that are not legally authorized for an account;

7.              Purchase or sale of securities that are not authorized by either the investment advisory agreement or a client’s investment restrictions or guidelines that have been made known to EAM;

8.              Purchase or sale of securities not authorized by the account’s investment objectives; or

9.              Failure to follow specific client directives to purchase, sell, hold or wait to purchase securities.

This list is not intended to be exhaustive, and other circumstances could also be considered trading errors. Any questions in this regard must be discussed with the CCO.

Prohibited Error Correction Practices

There are certain actions that may never be used to correct a trading error in a client account. The following is a list of actions that are prohibited by this Policy:

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1.              Correction of errors by instituting trades between client accounts;

2.              Using soft dollars to rectify trading errors, which includes allowing a broker to pay or reimburse EAM for losses due to any trading error caused by EAM; and

3.              Failure to act promptly to cure a trading error, even if the amount of the error appears to be insignificant.

Best Execution and Broker Selection

EAM has a fiduciary obligation to seek best execution for client security transactions. Best execution is not determined by the lowest possible commission costs, but by the best overall qualitative execution. Best execution means executing securities transactions for clients in such a manner that the client’s total purchase costs or sale proceeds in each transaction are most favorable under the circumstances.

EAM’s primary objective in selecting a broker-dealer for any transaction or series of transactions is obtaining the best combination of execution price, efficiency of execution and optimal custodial service. EAM may consider, among other factors, the net price, reputation, financial strength and stability, efficiency of execution and error resolution, block trading capabilities, willingness to execute related or unrelated difficult transactions in the future, order of call, availability of research, availability of investment offerings and ideas, and other matters involved in the receipt of brokerage services generally.

EAM has a Best Execution Committee (the “Committee”) that gathers and reviews periodically, but not less than quarterly, information and reports about the execution quality provided by the broker-dealers used by EAM. This review will be documented and reported to the Committee during each quarterly meeting.

The Committee will maintain records regarding the periodic reviews and documentation of EAM’s broker-dealer selection process, including the information received and evaluated and conclusions reached and decisions made. The CCO will be responsible for ensuring that a Form BD and the Focus Filing of every new broker is obtained and reviewed. Upon completion of the CCO’s review, brokers may receive temporary approval from the CCO. All such reviewed and approved brokers will be subject to a final approval by the Committee at the next quarterly meeting to determine if EAM should continue the business relationship with the broker.

In addition, all brokers will be reviewed on annual basis to determine if EAM will continue the relationship. The annual review will include at a minimum a review of the most recently available Form BD and Focus Filing, as well as comments and observations noted by the Committee during the quarterly meetings. This annual review and approval process will be documented by the CCO.

Directed Brokerage

In circumstances were EAM is required to execute transactions through a specific broker (aka “Directed Brokerage”), EAM has specific disclosure in its Part II of Form ADV and investment advisory agreements, which state that: (1) EAM will not negotiate specific brokerage commission rates with the broker on client’s behalf, or seek better execution services or prices from other broker/dealers and, as a result, the client may pay higher commissions and/or receive less favorable net prices on transactions for their account than might otherwise be the case, (2) transactions for each account generally will be effected independently unless EAM decides to

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purchase or sell the same security for several clients at approximately the same time, in which case EAM may “aggregate” a client’s transaction with that of other clients for execution by the same broker. However, if trades are not able to be aggregated, EAM may have to enter trade orders for the client’s account after orders for other clients, with the result that market movements may work against the client, and (3) conflicts may arise between the client’s interest in receiving best execution with respect to transactions effected for the account and EAM’s interest in receiving future client referrals from the broker.

All directed brokerage arrangements must be provided to EAM in writing by the client. A client must also notify EAM in writing if the client decides to terminate the directed brokerage arrangement.

Soft Dollars

Subject to the policy of seeking best execution for transactions, and also subject to the criteria of Section 28(e) of the Securities and Exchange Act of 1934 (“Section 28(e)”), EAM may, in circumstances where EAM has brokerage discretion and in which execution is comparable, place trades with a broker that is providing brokerage and research services to EAM (known as a “Research Broker”). In addition EAM may place trades with a broker and require a designated portion of that commission be given up to a Research Broker. Brokerage and research services provided by these Research Brokers may include, among other things, effecting securities transactions and performing services incidental thereto (such as clearance, settlement and custody) and providing information regarding the economy, industries, sectors of securities, individual companies, statistical information, taxation, political developments, legal developments, technical market action, pricing and appraisal services, credit analysis; risk measurement analysis and performance analysis.

When selecting a Research Broker, EAM will make a good faith determination that the amount of the commission charged is reasonable in relation to the value of the brokerage and research services received, viewed in terms of either the specific transactions or EAM’s overall responsibility to the accounts for which it exercises investment discretion. Subject to Section 28(e), EAM may pay a Research Broker a brokerage commission in excess of that which another broker might have charged for effecting the same transaction, in recognition of the value of the brokerage and/or research services provided by the Research Broker.

Research services provided by Research Brokers may be used by EAM in servicing any or all of its clients, and may be used in connection with clients other than those making the payment of commissions to a Research Broker, as permitted by Section 28(e).

EAM’s Part II of Form ADV contains detailed disclosure regarding soft dollar practices and the conflicts associated with such practices.

The Committee will continuously monitor EAM’s soft dollar practices and any third party arrangements to ensure consistency with policies and disclosures and promptly amend the P&P or Part II of Form ADV in the event of any changes. In addition, the Committee will keep detailed records of all EAM’s soft dollar arrangements and all executed “soft dollar” transactions.

Although the safe harbor provided by Section 28(e) is somewhat more expansive, EAM will restrict soft-dollar payments to Research Brokers to soley for proprietary research. The Committee will review all such proposed soft-dollar arrangements and payments at the quarterly

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Committee meetings. This review and discussion will be documented in the Committee meeting minutes.

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VII Appendix E — Pre-Approval of Securities Transactions

EAM Investors, LLC

EAM Global Investors, LLC

REQUEST FOR APPROVAL

OF PERSONAL SECURITIES TRANSACTIONS

Name:

Date	# of Shares	Description	Price	Buy or Sell	Versus Purchase Date on Sale	BEAM or Broker	Conflict of Interest?* Y/N	Reviewed by CCO	Date

*Conflicts of interest must be explained on the Quarterly Transaction Report

Prior approval is required for certain security transactions described in EAM’s Code of Ethics and Compliance Policies and Procedures manual.

Please attach this Approval Form to the Quarterly Transaction Report at the end of each calendar quarter.

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VIII Appendix F — Personal Holdings Report

EAM

Personal Holdings Report

I,                                                                               (name), hereby reconfirm my acknowledgment of, and agreement and obligation to abide by, EAM Investors, LLC and EAM Global Investors LLC (collectively “EAM”) policies and procedures regarding personal securities holdings, as set forth in the firm’s Code of Ethics and Written Compliance Policies and Procedures Manual. I understand that my failure to comply with these policies and procedures shall be cause for immediate termination from EAM.

I understand that EAM’s policies and procedures, along with federal securities laws and regulations, require that each access person report, within ten (10) days of becoming an access person and at least once every twelve (12) months thereafter on a date set by EAM, personal holdings in all reportable securities (as defined below) of which the access person is a beneficial owner (as defined in the Code of Ethics) , including securities held by his or her immediate family (including their spouse, minor children, and adults living in the same household as the access person).

The report must contain at minimum:

(A)     The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit:

Name:	Name:

Name:	Name:

(B)       The title and type of security; ticker symbol or CUSIP, as applicable; number of shares, and principal amount of each reportable security;

Reportable security means any security, except:

1)             direct obligations of the Government of the United States;

2)             banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3)             shares issued by money market funds;

4)             shares issued by open-end mutual funds (except Exchange Traded Funds (ETFs) and funds advised or sub-advised by EAM); and

5)             shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are managed by EAM or an affiliate.

(C)       Information that is current as of a date no more than 45 days prior to the employee becoming an access person (for initial reports) or the date the report is submitted (for annual reports).

☐ YES, I hold reportable securities, which are outlined in the document(s) marked below and which include all required information as described in the firm’s compliance policies and procedures:

☐ the attached supplemental report,

☐ the attached monthly brokerage statement(s), or

☐ statements sent directly by my broker-dealer or custodian

☐ NO, I do not hold any reportable securities.

This Holdings Report is to be signed, dated and returned to the CCO of EAM within ten (10) days of becoming an access person and within thirty (30) days of each calendar year end.

Access Person Signature	Reviewed by: CCO or designee

Submission Date	Review Date

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IX Appendix G — Personal Transactions Report

EAM

Personal Securities Transaction Report

FOR THE QUARTER ENDING: ☐ MARCH ☐ JUNE ☐ SEPTEMBER ☐ DECEMBER, 20              .

I,                                                                               (name), hereby reconfirm my acknowledgment of, and agreement and obligation to abide by, EAM Investors, LLC and EAM Global Investors LLC’s (collectively “EAM”) policies and procedures regarding personal securities transactions, as set forth in the firm’s Code of Ethics and Written Compliance Policies and Procedures Manual. I understand that my failure to comply with these policies and procedures shall be cause for immediate termination from EAM.

I understand that EAM’s policies and procedures, along with federal and state securities laws and regulations, require that each access person report, within thirty (30) days of the end of each calendar quarter, any personal securities transactions in any securities accounts of the access person or his or her immediate family (including their spouse, minor children, and adults living in the same household as the access person), or for trusts for which the access person serves as trustee or in which the access person has any other direct or indirect beneficial interest.

Transactions do not need to be reported for:

1)        any account in which the access person has no direct or indirect influence or control;

2)        securities effected pursuant to an automatic investment plan;

3)        securities that are direct obligations of the Government of the United States;

4)        banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

5)        shares issued by money market funds;

6)        shares issued by open-end mutual funds (except Exchange Traded Funds (ETFs) and funds advised or sub-advised by EAM); and

7)        shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are managed by EAM or an affiliate.

☐ YES, I have had reportable securities transactions (as described above) during the past quarter, which are outlined in the document(s) marked below and which include all required information as described in the firm’s written compliance policies and procedures:

☐ the attached supplemental report and/or transaction confirmations,

☐ the attached monthly brokerage statement(s), or

☐ confirmations and/or statements that have been sent to the CCO directly by my broker/dealer or custodian

☐ NO, I have not had any reportable securities transaction(s) (as described above) during the past quarter.

This Quarterly Personal Securities Report is to be signed, dated and returned to the CCO of EAM within thirty (30) days of the end of each calendar quarter.

Access Person Signature	Submission Date

This Quarterly Personal Securities Report has been reviewed by:

CCO or designee	Review Date

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